Exhibit 4.1

EXECUTED VERSION

ATMOS ENERGY CORPORATION
Officers’ Certificate Pursuant to Section 301 of the Indenture
October 15, 2014
Each of the undersigned, Bret J. Eckert, Senior Vice President and Chief Financial Officer, and Louis P. Gregory, Senior Vice President, General Counsel and Corporate Secretary of Atmos Energy Corporation (the “Company”) certifies, pursuant to the authority delegated to each of them, as an officer of the Company, pursuant to the resolutions adopted by the board of directors of the Company (the “Board”) on August 5, 2014 (copies of which resolutions are attached hereto as Exhibit I), that pursuant to Section 301 of the Indenture dated as of March 26, 2009 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), a series of debt securities of the Company is hereby established with the following terms and provisions (unless otherwise defined herein, capitalized terms used herein have the meaning given thereto in the Indenture):
1.The title of the series of the securities is the 4.125% Senior Notes due 2044 (the “Notes”).
2.The Notes are unsubordinated and will rank equally with all of the Company’s other unsecured and unsubordinated debt. Subordinated debt will rank junior to the Notes and the Company’s other senior debt.
3.The aggregate principal amount of the Notes that may be issued under the Indenture, in connection with the Underwriting Agreement, dated as of October 6, 2014, between the Company and certain underwriters named therein, is $500,000,000, and the Stated Maturity of the Notes is October 15, 2044. The Notes shall be offered to the public at a price representing 99.812% of their principal amount.
4.The Notes shall bear interest at the rate of 4.125% per annum. Interest on the Notes will be payable in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”), beginning April 15, 2015. Interest payable on each Interest Payment Date will include interest accrued from and including October 15, 2014, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Holder in whose name the Notes are registered at the close of business on the April 1 or October 1 (whether or not a Business Day) preceding the respective Interest Payment Date. The payment of any Defaulted Interest on the Notes shall be payable to the Holders of the Notes on a Special Record Date established therefor pursuant to the Indenture, or shall be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

5.Payment of the principal of (and premium, if any) and interest on the Notes will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York, or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. So long as the Notes remain in book-entry form, all payments of principal and interest will be made by the Company in immediately available funds.
6.The Company may redeem the Notes prior to maturity at its option, at any time in whole or from time to time in part. Prior to April 15, 2044, the Redemption Price shall be equal to the greater of:
(a)    100% of the principal amount of the Notes to be redeemed, and
(b)    as determined by the Quotation Agent (as defined below), the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the Notes to be redeemed discounted to the Redemption Date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the Adjusted Treasury Rate (as defined below) plus 15 basis points;
plus, in each case, accrued and unpaid interest on the principal amount of Notes being redeemed to the Redemption Date.
At any time on or after April 15, 2044, the Redemption Price shall be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.
“Adjusted Treasury Rate” means, for any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date;
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed;
“Comparable Treasury Price” means, for any Redemption Date, the average of the Reference Treasury Dealer Quotations for that Redemption Date;
“Quotation Agent” means the Reference Treasury Dealer appointed by the Company to act as a quotation agent;
“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and any Primary Treasury Dealer (as defined below) selected by each of Credit Agricole Securities (USA) Inc. and Wells Fargo Securities, LLC, and any of such parties’ successors; provided, however, if any of the foregoing ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company;

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee at 5:00 p.m., Eastern time by such Reference Treasury Dealer on the third Business Day preceding such Redemption Date; and
“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal and interest on such Note that would be due after the related Redemption Date but for such redemption; provided, however, that if such Redemption Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such Redemption Date.
7.In the case of a partial redemption of the Notes, the Notes to be redeemed shall be selected by the Trustee from the outstanding Notes not previously called for redemption, by such method as the Trustee shall deem fair and appropriate (or, in the case of notes issued in global form, by such method as the depository may require) and which may provide for the selection for redemption of portions of the principal of the Notes. A partial redemption shall not reduce the portion of the principal amount of a Note not redeemed to a principal amount of less than $2,000. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at its registered address. If any Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount of the Notes to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or the portions of the Notes called for redemption.
8.Section 703 of the Indenture is replaced with the following in its entirety for purposes of the Notes only:
The Company shall:
(1)    file with the Trustee, within 30 days after the Company has filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of such Sections, then the Company shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;
(2)    file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3)    transmit to all Holders, as their names and addresses appear in the Security Register, within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in TIA Section 313(c), such summaries of any information, documents and reports required to be filed by the Company pursuant to Subsections (1) and (2) of this Section 703 as may be required by rules and regulations prescribed from time to time by the Commission.
9.The Company has no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption or sinking fund or analogous provisions or at the option of the Holder thereof.
10.The entire $500,000,000 principal amount of the Notes shall be payable upon declaration of acceleration of the Maturity thereof pursuant to the Indenture.
11.The defeasance and covenant defeasance provisions of Article Fourteen of the Indenture shall apply to the Notes.
12.The Trustee, the initial Paying Agent and the initial Security Registrar for the Notes shall be U.S. Bank National Association. The Security Register for the Notes shall be initially maintained at, and the place where such Notes may be surrendered for registration of transfer or exchange shall be, the Trustee’s Corporate Trust Office located at 1349 West Peachtree Street, Suite 1050, Atlanta, Georgia 30309.
13.The Notes will be issued in registered permanent global form and each evidenced by a global security (a “Global Security”) in substantially the form attached hereto as Exhibit II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have imprinted or otherwise reproduced thereon such legend or legends or endorsements, not inconsistent with the provisions of the Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with any rules of any securities exchange or to conform to general usage, all as may be determined by the officers executing each such Global Security, as evidenced by their execution of such Global Security. The beneficial owners of interests in each of the Global Securities may exchange such interests for Notes, as applicable, in certificated form (the “Definitive Notes”) only in limited circumstances as provided in the Indenture. In the event that Definitive Notes are issued in exchange for a Global Security, the form of certificate evidencing each Definitive Note shall be in substantially the form of the attached Global Security, with such changes as are necessary to evidence the Notes in definitive form rather than as a Global Security. The Company initially appoints DTC to act as Depository with respect to the Notes.
14.The Notes are issuable in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.
15.The Events of Default set forth in the Indenture shall apply to the Notes.
16.The Company will not pay Additional Amounts on the Notes held by any Holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted.
17.The Company may, at any time, without the consent of the Holders of the Notes, create and issue additional securities having the same ranking, interest rate, maturity and other terms as the Notes. Any such additional securities shall be consolidated and form the same series of the Notes having the same terms as to status, redemption and otherwise as the Notes under the Indenture.
Each of us further certifies that the form and terms of the Notes as established in this certificate have been established pursuant to Section 301 of the Indenture and comply with the Indenture.
[Signature page follows]

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:	/s/ BRET J. ECKERT
	Name:	Bret J. Eckert
	Title:	Senior Vice President and
Chief Financial Officer

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:	/s/ LOUIS P. GREGORY
	Name:	Louis P. Gregory
	Title:	Senior Vice President
General Counsel and
Corporate Secretary

Officers’ Certificate Pursuant to Section 301 of the Indenture

EXHIBIT I

ATMOS ENERGY CORPORATION
SECRETARY'S CERTIFICATE
The undersigned, being the Assistant Corporate Secretary of ATMOS ENERGY CORPORATION, a Texas and Virginia corporation (the "Company"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Company at a meeting of the Board held on August 5, 2014:
WHEREAS, on March 28, 2013, the Company filed with the Securities and Exchange Commission (the “SEC”) its registration statement on Form S-3, whereby a total of $1.75 billion of debt and equity securities were registered with the SEC, with such registration statement (the “Shelf”) being automatically effective upon its filing; and
WHEREAS, the Company has received orders approving the issuance of securities under the Shelf from all requisite state regulatory commissions (the “State Approvals”) that may be issued; and
WHEREAS, primarily due to projected continuing increases in capital expenditures and the continuing need to preserve maximum financial flexibility, management is requesting approval for the issuance under the Shelf on or prior to October 15, 2014 of up to $650 million of senior debt securities having a maturity of up to thirty (30) years, at a coupon rate not to exceed 5.00 percent (5.00%) per annum, and
WHEREAS, the proceeds of the issuance of the senior debt securities will be used primarily (i) to repay the $500 million senior notes maturing October 15, 2014, (ii) to repay outstanding short-term debt or (iii) for other general corporate purposes.
NOW, THEREFORE BE IT RESOLVED, that the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer and any other Vice President of the Company, or any of them, be, and they hereby are, authorized and directed, for and on behalf of the Company, with respect to the foregoing offering, to negotiate the terms of and enter into any underwriting agreements as deemed necessary, any form of indenture with a third party financial institution as Trustee and Paying Agent and any other agreement with a third party as may be necessary, appropriate, or desirable to cause the issuance and sale by the Company on or prior to October 15, 2014 through and pursuant to the terms of the Shelf and in accordance with the State Approvals, senior debt securities in a total amount of up to $650 million, with a maximum final maturity of up to thirty (30) years and at a coupon rate not to exceed 5.00 percent (5.00%) per annum; and
FURTHER RESOLVED, that when any of such above agreements are executed and delivered, each of them shall be a valid and binding agreement of the Company; and
FURTHER RESOLVED, that, the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer, any other Vice President and the directors of the Company, or any of them, be, and they hereby are, authorized and directed, for and on behalf of the Company, to prepare, or cause to be prepared, and to execute, verify, and file, or cause to be filed, with the SEC, any required amendments to Form S-3 for the Shelf on file with the SEC, together with any and all exhibits and documents or supplemental information relating thereto, including supplements to the prospectus, in connection with the issuance and sale of the senior debt securities as above described, as shall be approved by the officers and directors of the Company executing the same, the approval of such officers and directors to be conclusively evidenced by their execution thereof, and that any actions heretofore taken in connection therewith be, and they hereby are, ratified, approved, and confirmed in all respects; and
FURTHER RESOLVED, that each of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer, any other Vice President and the directors of the Company who may execute any such amendment to the Shelf or any supplement thereto, be and hereby is, authorized to execute a power of attorney appointing Kim R. Cocklin or Bret J. Eckert as his true and lawful attorney for him and in his name and stead and in his capacity as an officer or director to sign the registration statement, any and all amendments and supplements thereto, and all instruments, papers, or documents in connection therewith, and to file the same with the SEC, with full power and authority granted to said attorney to do and perform in the name and on behalf of each of said officers or directors each and every act whatsoever necessary or appropriate in connection with the registration of the senior debt securities to the same extent that such officer or director might or could do in person; and
FURTHER RESOLVED, that the net proceeds to the Company from the issuance and sale of the senior debt securities that are to be issued and sold shall be used by the Company (i) to repay the $500 million senior notes maturing October 15, 2014, (ii) to repay outstanding short-term debt or (iii) for other general corporate purposes; and
FURTHER RESOLVED, that the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer, any other Vice President, and the Corporate Secretary and any Assistant Corporate Secretary of the Company, or any of them, be, and they hereby are, authorized to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the senior debt securities as said officers may deem advisable; that said officers be, and hereby are, authorized to perform on behalf of the Company or cause to be performed any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such states and in connection therewith to execute and file, or cause to be filed, all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents, and appointments of attorney for service of process, and to take any and all further actions that they may deem necessary or advisable in order to maintain any such registration or qualification for so long as they deem necessary or as required by law; and that the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the papers and documents as executed in the action so taken; and
FURTHER RESOLVED, that the form and substance of any resolutions required in connection with the registration or qualification of the senior debt securities in any state, territory, or other jurisdiction be, and they hereby are, adopted, provided that the officers of the Company, or any of them, consider the adoption of such resolutions necessary or appropriate or desirable, in which case the Corporate Secretary or any Assistant Corporate Secretary of the Company is hereby directed to insert as an appendix to the minutes containing these resolutions a copy of such resolutions, which shall thereupon be deemed to have been adopted by the Board of Directors with the same force and effect as the other resolutions herein set forth; and
FURTHER RESOLVED, that Louis P. Gregory, as Senior Vice President, General Counsel and Corporate Secretary of the Company, be, and hereby is, designated as the Company's agent to receive any letters of comment to any registration statement, amendment thereto, or prospectus supplement filed with the SEC hereunder; and
FURTHER RESOLVED, that should the appropriate officers of the Company determine it to be in the best interests of the Company to list the senior debt securities for trading on the New York Stock Exchange (the "NYSE"), the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer and any other Vice President of the Company, or any of them, be, and they hereby are, authorized and directed, for and on behalf of the Company, to notify the NYSE of the foregoing offering and to take or cause to be taken any and all such actions as may be necessary, appropriate, or desirable to comply with the requirements of the NYSE; and
FURTHER RESOLVED, that the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer and any other Vice President of the Company, or any of them, be, and they hereby are, authorized and directed to take, or cause to be taken, all actions necessary or advisable to effect the listing and trading of the senior debt securities on the NYSE, including the preparation, execution, and filing of all necessary applications, documents, forms, and agreements with the NYSE, the payment by the Company of filing, listing, or application fees, the preparation of certificates for the senior debt securities, and the appearance of any such officer before NYSE officials; and
FURTHER RESOLVED, that the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer, any other Vice President and the directors of the Company, or any of them, be, and they hereby are, authorized to do or cause to be done any and all acts and things and to execute and deliver any and all agreements, undertakings, consents, documents, instruments, and certificates as, in their opinion, may be necessary or appropriate or desirable in order to carry out the purposes and intent of the foregoing resolutions and to perform, or cause to be performed, any registration statement, or any other agreement referred to herein and to cause the debt securities to become listed and admitted to trading on the NYSE; and
FURTHER RESOLVED, that all actions taken and expenses incurred by any officer or director heretofore in furtherance of any of the actions authorized by the foregoing resolutions hereby are expressly ratified, confirmed and approved.
I FURTHER CERTIFY that the above resolutions have not been altered, amended, rescinded, or repealed and are now in full force and effect.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company this 8th day of October, 2014.

/s/ SUZANNE JOHNSON
Suzanne Johnson
Assistant Corporate Secretary

EXHIBIT II
FORM OF NOTE
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ATMOS ENERGY CORPORATION
4.125% Senior Notes due 2044

No. 1	CUSIP NO. 049560 AM7
ISIN NO. US049560AM78

Atmos Energy Corporation, a Texas and Virginia corporation (herein called the “Company”, which term includes any successor entity under the Indenture, hereinafter defined), for value received, hereby promises to pay to Cede & Co. or registered assigns the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) on October 15, 2044 (the “Maturity Date”), at the office or agency of the Company referred to below, and to pay interest thereon from October 15, 2014, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on April 15 and October 15 in each year (each, an “Interest Payment Date”), beginning April 15, 2015 at 4.125% per annum until the principal hereof is paid or duly provided for.
Any payment of principal or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day and no interest shall accrue as a result of such delayed payment. Interest payable on each Interest Payment Date will include interest accrued from and including October 15, 2014, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person (the “Holder”) in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the April 1 or October 1 (whether or not a Business Day) next preceding such Interest Payment Date (a “Regular Record Date”). Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee (referred to herein), notice whereof shall be given to the Holder of this Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.
For purposes of this Security, “Business Day” means any day that, in the city of the principal Corporate Trust Office of the Trustee and in the City of New York, is neither a Saturday, Sunday, or legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York, or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. So long as this Security remains in book-entry form, all payments of principal and interest will be made by the Company in immediately available funds.
Unless the certificate of authentication hereon has been duly executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.
This Security is one of a duly authorized issue of securities of the Company, designated as the 4.125% Senior Notes due 2044 (the “Securities”), issued under an Indenture dated as of March 26, 2009, as it may be supplemented from time to time (referred to herein as the “Indenture”), between the Company and U.S. Bank National Association, as trustee (referred to herein as the “Trustee”, which term includes any successor trustee under the Indenture with respect to the series of which this Security is a part). A reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered, except as otherwise provided herein.
The Securities are initially limited to $500,000,000 aggregate principal amount. The Company may, at any time, without the consent of the Holders of the Securities, create and issue additional securities having the same ranking, interest rate, maturity and other terms as the Securities. Any such additional securities shall be consolidated and form the same series of the Securities having the same terms as to status, redemption and otherwise as the Securities under the Indenture.
Events of Default. If an Event of Default shall occur and be continuing, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.
Optional Redemption. The Securities will be redeemable prior to maturity at the Company’s option, at any time in whole or from time to time in part. Prior to April 15, 2044, the Redemption Price will be equal to the greater of:
(a)100% of the principal amount of the Securities to be redeemed, and

(b)as determined by the Quotation Agent, the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Securities to be redeemed discounted to the Redemption Date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the Adjusted Treasury Rate plus 15 basis points;
plus, in each case, accrued and unpaid interest on the principal amount of Securities being redeemed to the Redemption Date.
At any time on or after April 15, 2044, the Redemption Price will be equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.
“Adjusted Treasury Rate” means, for any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities to be redeemed.
“Comparable Treasury Price” means, for any Redemption Date, the Reference Treasury Dealer Quotation for that Redemption Date.
“Quotation Agent” means the Reference Treasury Dealer appointed by the Company to act as a quotation agent.
“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and any Primary Treasury Dealer (as defined below) selected by each of Credit Agricole

Securities (USA) Inc. and Wells Fargo Securities, LLC and any of such parties’ successors; provided, however, if any of the foregoing ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee at 5:00 p.m., Eastern time by such Reference Treasury Dealer on the third Business Day preceding such Redemption Date.
“Remaining Scheduled Payments” means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal and interest on such Security that would be due after the related Redemption Date but for such redemption; provided, however, that if such Redemption Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment on such Security will be reduced by the amount of interest accrued on such Security to such Redemption Date.
In the event that less than all of the Securities are to be redeemed at any time, selection of such Securities for redemption will be made by The Depository Trust Company (“DTC”) during any period the Securities are issued in the form of a global security registered in the name of DTC or a nominee thereof; provided that during any period the Securities are issued in certificated form, the selection of such Securities for redemption will be made by the Trustee by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate (or, in the case of Securities issued in global form, by such method as the depositary may require) and which may provide for the selection for redemption of portions of the principal of the Securities. A partial redemption shall not reduce the portion of the principal amount of a Security not redeemed to a principal amount of less than $2,000. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days before the Redemption Date, to each Holder of Securities to be redeemed, at its address as shown in the Security Register. If the Securities are to be redeemed in part only, the notice of redemption that relates to such Securities shall state the portion of the principal amount thereof to be redeemed. A new Security in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon surrender for cancellation of the original Security. On and after the Redemption Date, interest will cease to accrue on Securities or portions thereof called for redemption unless the Company defaults in the payment of the Redemption Price.
Sinking Fund. This Security does not have the benefit of any sinking fund obligations.
Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities. Certain limited amendments may be effected under the Indenture at any time by the Company and the Trustee without the consent of any Holders of the Securities. Certain other amendments affecting the Securities may only be effected under the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Outstanding Securities, to waive compliance by the Company with certain provisions of the Indenture affecting the Securities. Furthermore, provisions in the Indenture permit the Holders of not less than a majority in principal amount of the Outstanding Securities to waive on behalf of all of the Holders of all Outstanding Securities certain past defaults under the Indenture in respect of the Securities and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company represented by this Security and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.
Authorized Denominations. The Securities are issuable only in registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable on the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. At the date of the original issuance of this Security such office or agency of the Company is maintained by U.S. Bank National Association, 1349 West Peachtree Street, Suite 1050, Atlanta, Georgia 30309.
As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any registration of transfer or exchange or redemption of Securities, but the Company may require payment of a sum sufficient to pay all documentary, stamp or similar issue or transfer taxes or other governmental charges payable in connection with any registration of transfer or exchange.
Prior to the time of due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.
Defined Terms. All capitalized terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
Governing Laws. This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would apply any other law.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ATMOS ENERGY CORPORATION

By:
Name:	Bret J. Eckert
Title:	Senior Vice President and
Chief Financial Officer

Attest:

By:
Name:	Louis P. Gregory
Title:	Senior Vice President,
General Counsel and
Corporate Secretary

2044 Note

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within‑mentioned Indenture.

Dated: October 15, 2014	U.S. Bank National Association,
as Trustee

By:
Authorized Officer

2044 Note

ASSIGNMENT FORM
To assign this Security, fill in the form below:
(I) or (we) assign and transfer this Security to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date: Signature:
(sign exactly as name appears on the other side of this
Security)

Signature guaranteed by: ______________________________